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                                                               HECO Exhibit 12.2
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Hawaiian Electric Company, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)


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
Nine months ended September 30                                                                  2001                    2000
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
(dollars in thousands)
Fixed charges
Total interest charges...........................................................           $ 35,918                $ 36,585
Interest component of rentals....................................................                521                     535
Pretax preferred stock dividend requirements of subsidiaries.....................              1,080                   1,083
Preferred securities distributions of trust subsidiaries.........................              5,756                   5,756
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Total fixed charges..............................................................           $ 43,275                $ 43,959
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Earnings
Income before preferred stock dividends of HECO..................................           $ 70,646                $ 73,569
Income taxes (see note below)....................................................             44,283                  46,264
Fixed charges, as shown..........................................................             43,275                  43,959
AFUDC for borrowed funds.........................................................             (1,711)                 (2,220)
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Earnings available for fixed charges.............................................           $156,493                $161,572
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Ratio of earnings to fixed charges...............................................               3.62                    3.68
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


Note:
Income taxes is comprised of the following

  Income tax expense relating to operating income for regulatory purposes.........          $ 44,210                $ 46,222
  Income tax expense relating to nonoperating results.............................                73                      42
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                                                                                            $ 44,283                $ 46,264
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